Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Imperial Petroleum Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share, underlying Class D Warrants	Other(3)	31,150,000(2)	$0.52	$16,198,000	$92.70 per million	$1,501,56
	Total Offering Amounts					$16,198,000		$1,501.56
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$1,501.56

(1)

Represents the shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Imperial Petroleum Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of 31,150,000 shares of the Registrant’s Common Stock issuable upon the exercise of the Class D Warrants of the Registrant.
(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on June 28, 2022, as reported on the Nasdaq Capital Market.